Exhibit 99.1

Disaboom Featured in Yesterday’s Edition of The New York Times

Denver, Colo., October 31, 2007 – Disaboom, Inc., (OTCBB: DSBO), the first online community for people living with or directly affected by disabilities or functional limitations, today announced that the Company was featured in yesterday’s edition of The New York Times. Found in the Media & Advertising section of yesterday’s newspaper, the story highlighted Disaboom’s sizable market opportunity, the Company’s unique approach to addressing this untapped market and Disaboom’s early success with mainstream advertisers, including , Johnson & Johnson, Avis, and Cricket Communications.

A web link to the story can be found at:
http://www.nytimes.com/2007/10/30/business/media/30adco.html?_r=1&ref=media&oref=slogin.

“We are gratified that distinguished and trusted media outlets are getting involved with the Disaboom story. Interest in our site from our community has been outstanding since our launch, and we look forward to sharing our progress with investors as we continue to gain traction in terms of audience, partnerships and advertisers,” said J.W. Roth, Chairman and CEO of Disaboom.

About Disaboom
Disaboom Inc.     was founded to develop the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It will also serve as a comprehensive online resource not only for people living with such conditions, but also their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone. Founded and designed by doctors and fellow disaboomers to meet this untapped market’s specific needs, disaboom.com brings together content and tools ranging from specialized health information to social networking to daily living resources, in a single interactive site.

Disclaimers & Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the time line for the launch of the Company’s website, the prospects for selling advertising on the website, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in our filings with the SEC, available at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law.

© Disaboom, Inc., 2007.

For more information about Disaboom, Inc., contact J.W. Roth at (720) 279-2549 or Molly Plyler of The Blueshirt Group at (415) 217-5867, and please visit the “About Us” section of our web site at www.disaboom.com.